Exhibit (8)(A5)

PARTICIPATION AGREEMENT

Among

DELAWARE INVESTMENTS FAMILY OF FUNDS,

DELAWARE MANAGEMENT COMPANY,

a series of Delaware Management Business Trust

DELAWARE DISTRIBUTORS, L.P.

and

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

THIS AGREEMENT, made and entered into as of this           day of   September, 2016 by and among Teachers Insurance and Annuity Association of America (hereinafter, the “Company”), a New York insurance company, on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto as may be amended from time to time (each account hereinafter referred to as the “Account”), the Funds list on Schedule A ( each a “Fund”), and each an open-end management investment company under the Investment Company Act of 1940, Delaware Management Company (hereinafter the “Adviser”), a series of Delaware Management Business Trust, a Delaware statutory trust and Delaware Distributors, L.P. (hereinafter the “Underwriter”), a Delaware limited partnership.

WHEREAS, each Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended, (hereinafter the “1940 Act”) and shares of the Fund are registered under the Securities Act of 1933, as amended (hereinafter the “1933 Act”); and

WHEREAS, the Fund issues shares to the general public and to the separate accounts of insurance companies (“Participating Insurance Companies”) to fund variable annuity contracts sold to certain qualified pension and retirement plans; and

WHEREAS, the beneficial interest in the Fund is divided into several series of shares, each designated a “Portfolio” and representing the interest in a particular managed portfolio of securities and other assets; and

WHEREAS, the Company has issued or will issue certain individual and group annuity contracts designed to fund tax qualified pension plans under Internal Revenue Code Sections 401(a), 403(a), 403(b), 414(d) and 457, or certificates thereunder, set forth in Schedule A hereto, as it may be amended from time to time by mutual written agreement (the “Contracts”); and

WHEREAS, the Account is duly established and maintained as a segregated asset account, established by resolution of the Board of Trustees of the Company, on the date shown for such Account on Schedule A hereto, to set aside and invest assets attributable to the aforesaid Contracts; and

Exhibit (8)(A5)

WHEREAS, the Company has registered or will register the Account as a unit investment trust under the 1940 Act or will not register the Account in proper reliance upon an exclusion from registration under the 1940 Act; and

WHEREAS, the Company intends to purchase shares of other open-end management investment companies that offer shares to the general public to fund the Contracts;

WHEREAS, the Fund and the Underwriter know of no reason why shares in the Fund may not be sold to Participating Insurance Companies to fund variable annuity contracts sold to certain qualified pension and retirement plans; and

WHEREAS, the Adviser is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and any applicable state securities laws; and

WHEREAS, the Underwriter is registered as a broker dealer with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (hereinafter the “1934 Act”), and is a member in good standing of the Financial Industry Regulatory Authority (hereinafter “FINRA”); and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Portfolios listed in Schedule A hereto, as it may be amended from time to time by mutual written agreement (the “Designated Portfolios”) on behalf of the Account to fund the aforesaid Contracts, and the Underwriter is authorized to sell such shares to unit investment trusts such as the Account at net asset value;

NOW, THEREFORE, in consideration of their mutual promises, the Company, the Fund, the Adviser, and the Underwriter agree as follows:

ARTICLE I.  Sale of Fund Shares

1.1       The Underwriter agrees to sell to the Company those shares of the Designated Portfolios which the Account orders, executing such orders on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the order for the shares of the Designated Portfolios.

1.2       The Fund agrees to make shares of the Designated Portfolios available for purchase at the applicable net asset value per share by the Company and the Account on those days on which the Fund calculates its net asset value pursuant to rules of the SEC, and the Fund shall calculate such net asset value on each day which the New York Stock Exchange is open for trading unless otherwise permitted by law and in accordance with the Fund’s prospectus. Notwithstanding the foregoing, the Board of Directors of the Fund (hereinafter the “Board”) may refuse to sell shares of any Designated Portfolio to any person, or suspend or terminate the offering of shares of any Designated Portfolio if such action is required by law or by regulatory authorities having jurisdiction, or is, in the sole discretion of the Board acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Designated Portfolio.

Exhibit (8)(A5)

1.3       The Fund and the Underwriter will not sell Fund shares to any insurance company or separate account unless an agreement containing provisions substantially the same as Articles I and III of this Agreement is in effect to govern such sales.

1.4       The Fund agrees to redeem, on the Company’s request, any full or fractional shares of the Designated Portfolios held by the Company, executing such requests on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the request for redemption, except that the Fund reserves the right to suspend the right of redemption or postpone the date of payment or satisfaction upon redemption consistent with Section 22(e) of the 1940 Act and any rules thereunder, and in accordance with the procedures and policies of the Fund as described in the then current prospectus. The Fund will not bear any responsibility whatsoever for the proper disbursement or crediting of redemption proceeds to individual Accounts. The Company alone will be responsible for such action.

1.5       The Fund hereby appoints the Company as an agent of the Fund for the limited purpose of receipt of purchase and redemption orders on behalf of the Account for shares of those Designated Portfolios made available hereunder, and receipt by such agent shall constitute receipt by the Fund; provided that the Company receives the order by 4:00 p.m. Eastern time and the Fund receives notice of such order by 8:30 a.m. Eastern time on the next following Business Day. “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the SEC.

1.6       The Company agrees to purchase and redeem the shares of each Designated Portfolio offered by the then current prospectus of the Fund and in accordance with the provisions of such prospectus to the extent not inconsistent with the terms and conditions of this Agreement.

1.7       The Company shall pay for Fund shares one Business Day after receipt of an order to purchase Fund shares is made in accordance with the provisions of Section 1.5 hereof. Payment shall be in federal funds transmitted by wire by 3:00 p.m. Eastern time (unless the Fund determines and so advises the Company that sufficient proceeds are available from redemption of shares of other Designated Portfolios effected pursuant to redemption requests tendered by the Company on behalf of the Account, or unless the Fund otherwise determines and so advises the Company to delay the date of payment, to the extent the Fund may do so under the 1940 Act). If payment in federal funds for any purchase is not received or is received by the Fund after 3:00 p.m. Eastern time on such Business Day, the Company shall promptly, upon the Fund’s request, reimburse the Fund for any charges, costs, fees, interest or other expenses incurred by the Fund in connection with any advances to, or borrowings or overdrafts by, the Fund, or any similar expenses incurred by the Fund, as a result of portfolio transactions effected by the Fund based upon such purchase request. For purposes of Section 2.8 and 2.9 hereof, upon receipt by the Fund of the federal funds so wired, such funds shall cease to be the responsibility of the Company and shall become the responsibility of the Fund. Payment for Designated Portfolio shares redeemed by the Account or the Company shall be made by the Fund in federal funds transmitted by wire to the Company or any other designated person by 3:00 p.m. Eastern time on the next Business Day after an order to redeem a Designated Portfolio’s shares is made in accordance with the provision of Section 1.5 hereof (unless redemption proceeds are to be applied to the purchase of shares of other Designated Portfolios in accordance with this Section 1.7). Upon receipt by the Company of the payment, such funds shall cease to be the responsibility of the Fund and shall become the responsibility of the Company.

Exhibit (8)(A5)

1.8       Issuance and transfer of the Fund’s shares will be by book entry only. Stock certificates will not be issued to the Company or any Account. Shares ordered from the Fund will be recorded in an appropriate title for each Account or the appropriate subaccount of each Account.

1.9       The Fund shall furnish same day notice (by wire or telephone, followed by written confirmation) to the Company of any income, dividends or capital gain distributions payable on the Designated Portfolios’ shares. The Company hereby elects to receive all such income, dividends, and capital gain distributions as are payable on Designated Portfolio shares in additional shares of that Fund at the ex-dividend date net asset values. The Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Fund shall notify the Company of the number of shares so issued as payment of such dividends and distributions.

1.10     The Fund shall make the net asset value per share for each Designated Portfolio available to the Company on a daily basis as soon as reasonably practical after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 7 p.m. Eastern time each Business Day. If the net asset value is materially incorrect through no fault of the Company, the Company on behalf of each Account, shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct net asset value in accordance with Fund procedures and the Fund shall bear the cost of correcting such errors, pursuant to Schedule C. Any material error in the calculation or reporting of the net asset value, dividends, or capital gain information shall be reported to the Company as soon as practicable after discovering the need for any adjustments. In no event, however, will the Fund be liable for material errors in calculating or reporting net asset values where such errors are the result of information supplied by the Company or persons under its control.

1.11         If transactions in shares of the Designated Portfolios are settled through the National Securities Clearing Corporation (“NSCC”) Fund/SERV system, the following provisions shall apply:

(1) The Fund and the Company each represent that it or one of its affiliates, or in the case of the Company its custodian, has entered into the Standard Fund/SERV and Networking Agreement with the NSCC and it desires to participate in the programs offered by the NSCC Fund/SERV system, which provide (i) an automated process whereby shareholder purchases and redemptions, exchanges and transactions of mutual fund shares and executed through the Fund/SERV system, and (ii) a centralized and standardized communication system for the exchange of customer-level information and account activity through the Fund/SERV and Networking systems (“NSCC Systems”).

(2) The Fund and the Company or their designees will be bound by the rules of the NSCC. Without limiting the generality of the following provisions of this section, the Fund and the Company or their designees each will use its best efforts to (i) perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by the NSCC applicable to Fund/SERV and the Networking Matrix Level utilized; and (ii) ensure that any information transmitted through the

Exhibit (8)(A5)

NSCC Systems by it to the other party and pursuant to this Agreement is accurate, complete, and in the format prescribed by the NSCC. The Fund and the Company or their designees will adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through the NSCC Systems and to limit the access to, and the inputting of data into, NSCC Systems to persons specifically authorized by such party.

(3) For each Fund/SERV transaction, including transactions establishing accounts with the Fund or its affiliates, the Company or its designee shall provide the Fund and its affiliates with all information reasonably necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which the Company hereby certifies is and shall remain true and correct. The Company or its designee shall maintain documents required by the Fund to effect Fund/SERV transactions.

(4) Based on Contract owner instructions and other authorized account transactions received by the Company prior to the close of the New York Stock Exchange on each Business Day (T), the Company or its designee shall transmit to the Fund via the NSCC Systems by the time of receipt of Cycle 11 from the NSCC on the following Business Day, (T+1), a file containing the order, in dollars or shares, by each Account for shares of each Designated Portfolio for the preceding Business Day.

(5) Settlement for all orders effected pursuant to the Agreement will occur on a (T+1) basis, in same day funds, through the NSCC Systems, unless an order is submitted manually. All orders submitted prior to Cycle 11 via the NSCC Systems shall receive prices from the trade date (T).

If, on any Business Day, (i) a party to this Agreement chooses not to use the NSCC Systems for a particular transaction, or (ii) there are technical problems with the NSCC Systems that render it impracticable for a party to transmit or receive information through the NSCC Systems, the party who determines not to use the NSCC Systems will notify the other party of such determination as early as possible. In such event, the procedures set forth in Article I of this Agreement shall apply.

If federal funds are not received on the day the Fund is notified of the purchase request for shares of the Designated Portfolio, then such funds will be invested, and the shares of the Designated Portfolio purchased thereby will be issued at the net asset value next determined after the Fund receives such payment.

The Fund shall not bear any responsibility whatsoever for the proper disbursement or crediting of redemption proceeds to Contract owners; the Company alone shall be responsible for such action.

To the extent not inconsistent with this Section 1.12 or the NSCC’s Rules and Procedures, the provisions of Article I of this Agreement shall apply to transactions processed through the NSCC.

1.13     The Parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive; the Fund’s shares may be sold to other insurance companies (subject to Section 1.3 and Article VI hereof) and the cash value of the Contracts may be invested in other investment companies.

1.14     Pursuant to Rule 22c-2 of the 1940 Act, on behalf of the Fund, the Underwriter and the Company agree to comply with the terms included in the attached Schedule B as of the effective date of this Agreement.

Exhibit (8)(A5)

ARTICLE II.   Representations and Warranties

2.1       The Company represents and warrants that the Contracts are or will be registered under the 1933 Act or that the Contracts are not registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act. The Company further represents and warrants that the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws and that the sale of the Contracts shall comply in all material respects with state insurance suitability requirements. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established the Account prior to any issuance or sale thereof as a segregated asset account under the New York insurance laws and has registered or, prior to any issuance or sale of the Contracts, will register the Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts or that it has not registered the Account in proper reliance upon an exclusion from registration under the 1940 Act. The Company shall register and qualify the Contracts or interests therein as securities in accordance with the laws of the various states only if and to the extent deemed advisable by the Company.

2.2       The Fund represents and warrants that Fund shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws of the state of New York and all applicable federal and state securities laws and that the Fund is and shall remain registered under the 1940 Act. The Fund shall amend the Registration Statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Fund shall register and qualify the shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Fund or the Underwriter.

2.3       To the extent that the Fund decides to finance distribution expenses pursuant to Rule 12b-1 under the 1940 Act, the Fund will undertake to have the Board, a majority of whom are not interested persons of the Fund, formulate and approve any plan pursuant to Rule 12b-1 under the 1940 Act to finance distribution expenses.

2.4       The Fund makes no representations as to whether any aspect of its operations, including but not limited to, investment policies, fees and expenses, complies with the insurance and other applicable laws of the various states, except that the Fund represents that the Fund’s investment policies, fees and expenses are and shall at all times remain in compliance with the laws of the state of New York to the extent required to perform this Agreement.

2.5       The Fund represents that it is lawfully organized and validly existing under the laws of the state of Delaware and that it does and will comply in all material respects with the 1940 Act and any regulations thereunder.

Exhibit (8)(A5)

2.6       The Underwriter represents and warrants that it is a member in good standing of the FINRA and is registered as a broker-dealer with the SEC and will remain duly registered under all applicable federal and state securities laws. The Underwriter further represents and warrants that it serves as principal underwriter/distributor of the Fund and that it will sell and distribute the Fund shares in accordance with the laws of the State of New York and any applicable state and federal securities laws.

2.7       The Adviser represents and warrants that it is and shall remain duly registered under all applicable federal and state securities laws and that it shall perform its obligations for the Fund in compliance in all material respects with the laws of the State of New York and any applicable state and federal securities laws.

2.8       The Fund and the Underwriter represent and warrant that all of their directors, officers, employees, investment advisers, and other individuals or entities dealing with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimum coverage as required currently by Rule 17g-1 of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.9       The Company represents and warrants that all of its directors, officers, employees, and other individuals/entities employed or controlled by the Company dealing with the money and/or securities of the Fund are covered by a blanket fidelity bond or similar coverage in an amount not less than $5 million. The aforesaid bond includes coverage for larceny and embezzlement and is issued by a reputable bonding company. The Company agrees that any amounts received under such bond in connection with claims that arise from the arrangements described in this Agreement will be held by the Company for the benefit of the Fund. The Company agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and agrees to notify the Fund and the Underwriter in the event that such coverage no longer applies. The Company agrees to exercise its best efforts to ensure that other individuals/entities not employed or controlled by the Company and dealing with the money and/or securities of the Fund maintain a similar bond or coverage in a reasonable amount.

2.10     The Fund represents and warrants that the Fund is and shall maintain compliance with Rule 38a-1 under the 1940 Act.

2.11     The Adviser represents that the investment manager, with respect to the Designated Portfolios listed in Schedule A of the Agreement that are available for investment by the investment accounts of TIAA Separate Account VA-3, has claimed an exclusion from the definition of “commodity pool operator” (“CPO”) under the Commodity Exchange Act (“CEA”) and the Commodity Futures Trading Commission (“CFTC”) rules promulgated thereunder, or is otherwise exempt from registration as a CPO, and therefore is not subject to regulation as a CPO. In addition, the Adviser represents that the investment manager to those Portfolios is relying on an exclusion from the definition of “commodity trading advisor” (“CTA”) under the CEA and the CFTC rules promulgated thereunder, or is otherwise exempt from registration as a CTA, and therefore is not subject to regulation as a CTA. To the extent that the investment manager to the Fund(s) becomes no longer eligible, or actively takes steps so that it will no longer be eligible, to

Exhibit (8)(A5)

claim or rely on an exclusion from the definition of a CPO or CTA, or an exemption from registration as a CPO or CTA, the Adviser agrees to provide the Company with immediate notice, in writing, of such change in, or plans to change, regulatory status.

2.12     The Company represents and acknowledges that the current eligibility requirements of the Class R6 Funds set forth on Schedule A hereto are as follows:

•

Class R6 shares are generally available only to certain employer-sponsored retirement plans, such as 401(k) plans, 457 plans, 403(b ) plans, profit-sharing plans and money purchase pension plans, defined benefit plans, employer-sponsored benefit plans, and non-qualified deferred compensation plans.

•

In addition, the Class R6 shares must be held through plan level or omnibus accounts held on the books of the Fund, and Class R6 shares are only available for purchase through financial intermediaries who have the appropriate agreement with the Distributor (or its affiliates) related to Class R6.

•

Class R6 shares generally are not available to nonretirement accounts, traditional individual retirement accounts (IRAs), Roth IRAs, Coverdell Education Savings Accounts, SEPs, SARSEPs, SIMPLE IRAs, owner-only 401(k) plans, or 529 college savings plans.

ARTICLE III.    Prospectuses, Statements of Additional Information, and Proxy Statements; Voting

3.1       At least annually (or in the case of a prospectus supplement, when that supplement is issued), the Fund, through the Underwriter, shall provide the Company with as many copies of the Fund’s current prospectus (describing only the Designated Portfolios listed on Schedule A) and any supplements thereto as the Company may reasonably request, at the Fund’s expense, to distribute to existing Contract owners (including at the time of Contract fulfillment and confirmation). The Fund, through the Underwriter, shall provide the Company (at the Company’s expense) with as many copies of the Fund’s current prospectus (describing only the Designated Portfolios listed on Schedule A) and any supplements thereto as the Company may reasonably request for distribution to prospective purchasers of Contracts. The Fund will provide the copies of said prospectus and supplements to the Company or to its mailing agent. If requested by the Company in lieu thereof, the Fund shall provide such documentation (including a final copy of the new prospectus as set in type or on a diskette, at the Fund’s expense) and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus for the Fund is amended) to have the prospectus (which shall include an offering memorandum, if any) for the Contracts, and the Fund’s prospectus printed together in one document (such printing for existing Contract owners to be at the Fund’s expense). With respect to any Fund prospectus to be printed for existing Contract owners together with the prospectus(es) for other investment vehicles funding the Account, the Fund agrees to pay its proportionate share of reasonable expenses as represented by the ratio that the number of pages of the Fund’s prospectus bears to the total number of pages in the document. The Fund will, upon request, provide the Company with a copy of the Fund’s prospectus through electronic means to facilitate the Company’s efforts to provide Fund prospectuses via electronic delivery. Company shall update its website with the most recent version of a Fund’s prospectus no earlier than the date of such prospectus or supplement and shall remove from its website any earlier copies of the Fund’s prospectus or supplement no later than the time for which the effectiveness of such prospectus expires.

Exhibit (8)(A5)

3.2       The Fund’s prospectus shall state that the current Statement of Additional Information (“SAI”) for the Fund is available from the Company (or, in the Fund’s discretion, from the Fund), and the Underwriter (or the Fund), at its expense, shall print, or otherwise reproduce, and provide sufficient copies of such SAI and any supplements thereto free of charge to the Company for itself, and for any owner of a Contract who requests such SAI. The Fund will provide the Company with as many copies of the SAI and any supplements thereto as the Company may reasonably request for distribution, at the Company’s expense, to prospective Contract owners. The Company shall send an SAI to any such Contract owner within 3 business days of the receipt of a request.

3.3       The Fund, at its expense, shall provide the Company with copies of its proxy material, reports to shareholders, and other communications to shareholders in such quantity as the Company shall reasonably require for distributing to Contract owners in the Fund. The Company will distribute this proxy material, reports and other communications to existing Contract owners. The Underwriter, at its expense, shall provide the Company with copies of the Fund’s annual and semi-annual reports to shareholders in such quantity as the Company shall reasonably request for use in connection with offering the Contracts issued by the Company. If requested by the Company in lieu thereof, the Underwriter shall provide such documentation (which may include a final copy of the Fund’s annual and semi-annual reports as set in type or on diskette, at the Fund’s expense) and other assistance as is reasonably necessary in order for the Company to print such shareholder communications for distribution to Contract owners (such printing for existing Contract owners to be at the Fund’s expense). With respect to any Fund communication to be printed for existing Contract owners together with communications for other investment vehicles funding the Account, the Fund agrees to pay its proportionate share of reasonable expenses as represented by the ratio that the number of pages of the Fund’s communication bears to the total number of pages in the document.

3.4       The Company shall:

(i)	solicit voting instructions from Contract owners;

(ii)	vote the Fund shares in accordance with instructions received from Contract owners; and

(iii)	vote Fund shares for which no timely instructions have been received in the same proportion as Fund shares of such Designated Portfolio for which instructions have been received,

so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners or to the extent otherwise required by law. The Company reserves the right to vote Fund shares held in any segregated asset account in its own right, to the extent permitted by law.

3.5       The Fund will comply with all provisions of the 1940 Act requiring voting by shareholders, and in particular the Fund will either provide for annual meetings or comply with Section 16(c) of the 1940 Act (although the Fund is not one of the trusts described in Section 16(c)

Exhibit (8)(A5)

of that Act) as well as with Sections 16(a) and, if and when applicable, 16(b). Further, the Fund will act in accordance with the SEC’s interpretation of the requirements of Section 16(a) with respect to periodic elections of directors or trustees and with whatever rules the SEC may promulgate with respect thereto.

ARTICLE IV.  Sales Material and Information

4.1       The Company agrees and acknowledges that the Company has no right, title or interest in the names and marks of the Fund, Adviser and Underwriter and that all use of any designation comprised in whole or part or such names or marks under this Agreement shall inure to the benefit of the Fund, the Adviser and the Underwriter. Except as provided in this Section 4.1, the Company shall not use any such names or marks on its own behalf or on behalf of a Separate Account in connection with marketing the Contracts without prior written consent of the Fund, the Adviser or the Underwriter. Upon termination of this Agreement for any reason, the Company shall cease all use of any such names or marks. Notwithstanding the foregoing, if the Company uses the Fund’s, the Adviser’s and/or the Underwriter’s trademark(s) and/or name(s) in or as a part of sales literature or other promotional materials that includes other Fund companies’ trademarks and/or Fund names as a listing of Funds available in connection with the sale of Contracts, Company shall furnish, or shall cause to be furnished, to the Underwriter, each piece of Sales Literature or Other Promotional Materials that the Company develops or uses and in which (a) a trademark of Underwriter appears or is shown or (b) a Fund (or a Designated Portfolio thereof) or the Adviser or the Underwriter is named, at least ten calendar days prior to its use. No such material shall be used by Company if the Underwriter reasonably objects to such use within ten calendar days after receipt of such material. Underwriter reserves the right to reasonably object to the continued use of such material, and no such material shall be used by Company if the Underwriter so objects. All such use by Company of such material shall be in accordance with Underwriter’s reasonable policies regarding advertising and trademark use. Underwriter, in its sole discretion from time to time, may change the appearance and/or style of its trademarks and will provide the Company with sufficient notice to implement any such changes. Company acknowledges and agrees that (i) Underwriter has the rights to license its trademarks, (ii) Company has no rights, title or interest in or to Underwriter’s trademarks, and (iii) all use of such trademarks by Company shall inure to the benefit of Underwriter. Company shall not apply for registration of a trademark that is confusingly similar or identical to any of Underwriter’s trademarks anywhere in the world. Underwriter may rescind Company’s use of the trademarks of the Fund, the Adviser and/or the Underwriter, at any time if it determines, in its sole discretion, that use of its trademarks or the Fund name(s) will have an adverse effect on it, the Adviser or a Fund. Upon the expiration or termination of this Agreement, Company shall cease using the trademarks of the Fund, the Adviser and/or the Underwriter except as the parties may agree in writing.

4.2       Neither the Company nor any person contracting with the Company shall give any information or make any representations or statements on behalf of the Fund or concerning the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus or SAI for the Fund shares, as such registration statement and prospectus or SAI may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in Sales Literature or Other Promotional Materials approved by the Fund or its designee or by the Underwriter, except with the permission of the Fund or the Underwriter or the designee of either.

Exhibit (8)(A5)

4.3       The Fund, Underwriter, or its designee shall furnish, or shall cause to be furnished, to the Company, each piece of Sales Literature or Other Promotional Materials in which the Company, and/or its Account, is named at least ten calendar days prior to its use. No such material shall be used if the Company reasonably objects to such use within ten calendar days after receipt of such material. The Company reserves the right to reasonably object to the continued use of such material and no such material shall be used if the Company so objects.

4.4.       The Fund and the Underwriter shall not give any information or make any representations on behalf of the Company or concerning the Company, the Account, or the Contracts other than the information or representations contained in a registration statement, prospectus, or SAI for the Contracts, as such registration statement, prospectus or SAI may be amended or supplemented from time to time, or in published reports for the Account which are in the public domain or approved by the Company for distribution to Contract owners, or in Sales Literature or Other Promotional Materials approved by the Company or its designee, except with the permission of the Company.

4.5       The Fund will provide to the Company at least one complete copy of all registration statements, prospectuses, SAIs, reports, proxy statements, Sales Literature and Other Promotional Materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Fund or its shares, within a reasonable time after the filing of such document(s) with the SEC or other regulatory authorities.

4.6       The Company will provide to the Fund at least one complete copy of all registration statements, prospectuses, SAIs, reports, solicitations for voting instructions, Sales Literature and Other Promotional Materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts or the Account, within a reasonable time after the filing of such document(s) with the SEC or other regulatory authorities.

4.7       For purposes of this Article IV, the phrase “Sales Literature and Other Promotional Materials” includes, but is not limited to, any of the following that refer to the Fund or any affiliate of the Fund: advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and registration statements, prospectuses, SAIs, shareholder reports, proxy materials, and any other communications distributed or made generally available with regard to the Fund.

4.8       The Fund and Underwriter will provide the Company with as much notice as is reasonably practicable of any proxy solicitation for any Designated Portfolio, and of any material change in the Fund’s registration statement (other than changes that take place at the time of the annual prospectus update), particularly any change resulting in a change to the registration statement or prospectus or statement of additional information for any Account, to the extent such notice is permissible under the law and the Fund’s selective disclosure policies and a determination is made by the Fund to mail such supplements to Fund’s shareholders. The Fund

Exhibit (8)(A5)

will cooperate with the Company so as to enable the Company to solicit proxies from Contract owners or to make changes to its prospectus, statement of additional information or registration statement, in an orderly manner. The Company will be seeking to combine mailings to Contract owners to reduce costs to the extent practicable.

ARTICLE V.  Fees and Expenses

5.1       The Fund and the Underwriter shall pay no fee or other compensation to the Company under this Agreement.

5.2       All expenses incident to performance by the Fund under this Agreement shall be paid by the Fund, except as otherwise provided herein. The Fund shall see to it that all its shares are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent deemed advisable by the Fund, in accordance with applicable state laws prior to their sale. The Fund shall bear the expenses for the cost of registration and qualification of the Fund’s shares, preparation and filing of the Fund’s prospectus and registration statement, proxy materials and reports, setting the prospectus in type, setting in type and printing the proxy materials and reports to shareholders (including the costs of printing a prospectus that constitutes an annual report), the preparation of all statements and notices required by any federal or state law, and all taxes on the issuance or transfer of the Fund’s shares.

5.3       The parties shall bear the expenses of printing the Fund’s prospectus, SAI and other documents and of distributing the Fund’s prospectus, SAI, proxy materials, and reports to Contract owners and prospective Contract owners as described in Section 3.1 through 3.3.

ARTICLE VI.  Qualification

6.1       The Fund represents that each Designated Portfolio is or will be qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and that it will maintain such qualification (under Subchapter M or any successor or similar provisions) and that it will notify the Company immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

6.2       The Company represents that the Contracts are currently, and at the time of issuance shall be, treated as life insurance, endowment contracts, or annuity insurance contracts, under applicable provisions of the Code, and that it will make every effort to maintain such treatment, and that it will notify the Fund and the Underwriter immediately upon having a reasonable basis for believing the Contracts have ceased to be so treated or that they might not be so treated in the future.

ARTICLE VII.  Indemnification

7.1       Indemnification By the Company

7.1(a).   The Company agrees to indemnify and hold harmless the Fund and the Underwriter and each of their officers, trustees and directors and each person, if any, who controls the Fund or the Underwriter within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 7.1) against any and all

Exhibit (8)(A5)

losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including reasonable legal and other expenses) (for purposes of this Section 7.1, collectively a “Loss”), to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund’s shares or the Contracts and:

(i)

arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the Registration Statement, prospectus (which shall include an offering memorandum, if any), or statement of additional information (“SAI”) for the Contracts or contained in Sales Literature or Other Promotional Materials for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Fund for use in the Registration Statement, prospectus or SAI for the Contracts or in the Contracts or Sales Literature or Other Promotional Materials (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

(ii)

arise out of or as a result of statements or representations (other than statements or representations contained in the Registration Statement, prospectus, SAI, or Sales Literature or Other Promotional Materials of the Fund not supplied by the Company or persons under its control) or wrongful conduct of the Company or persons under its authorization or control, with respect to the sale or distribution of the Contracts or Fund shares; or

(iii)

arise out of any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement, prospectus, SAI, or Sales Literature or Other Promotional Materials of the Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished to the Fund by or on behalf of the Company; or

(iv)

arise as a result of any material failure by the Company to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the qualification requirements specified in Article VI of this Agreement); or

(v)

arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company,

Exhibit (8)(A5)

as limited by and in accordance with the provisions of Sections 7.1(b) and 7.1(c) hereof.

For purposes of this Section 7.1, Loss shall include, without limitation, all costs associated with or arising out of any failure of the Company to comply with the qualification requirements specified in Article VI, including, without limitation, all costs associated with correcting or responding to any such failure.

7.1(b).    The Company shall not be liable under this indemnification provision with respect to any Loss to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of its obligations or duties under this Agreement.

7.1(c).  The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the failure to notify results in the failure of actual notice to the Company and the Company is damaged solely as a result of failure to give such notice. In case any such action is brought against an Indemnified Party, the Company shall be entitled to participate, at its own expense, in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action and to settle the claim at its own expense; provided, however, that no such settlement shall, without the Indemnified Parties’ written consent, include any factual stipulation referring to the Indemnified Parties or their conduct. After notice from the Company to such party of the Company’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation, unless:

(i)	the Company and the Indemnified Party will have mutually agreed to the retention of such counsel; or

(ii)

the named parties to any such proceeding (including any impleaded parties) include both the Company and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Company will not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there is a final judgment for the plaintiff, the Company agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

7.1(d).    The Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Fund shares or the Contracts or the operation of the Fund.

Exhibit (8)(A5)

7.2         Indemnification by the Underwriter

7.2(a).  The Underwriter agrees to indemnify and hold harmless the Company and each of its trustees and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 7.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Underwriter) or litigation (including reasonable legal and other expenses) (for purposes of this Section 7.2, collectively a “Loss”) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund’s shares or the Contracts; and

(i)

arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or prospectus or SAI or sales literature or other promotional materials of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Underwriter or Fund by or on behalf of the Company for use in the Registration Statement or prospectus for the Fund or in sales literature or other promotional materials (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

(ii)

arise out of or as a result of statements or representations (other than statements or representations contained in the Registration Statement, prospectus or sales literature or other promotional Materials for the Contracts not supplied by the Underwriter or persons under its control) or wrongful conduct of the Fund or Underwriter or persons under their control, with respect to the sale or distribution of the Contracts or Fund shares; or

(iii)

arise out of any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement, prospectus, SAI, or sales literature or other promotional materials of the Contracts, or any amendment thereof or supplement thereto, or the

Exhibit (8)(A5)

omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company by or on behalf of the Fund or the Underwriter; or

(iv)

arise as a result of any material failure by the Fund or the Underwriter to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the qualification requirements specified in Article VI of this Agreement); or

(v)

arise out of or result from any material breach of any representation and/or warranty made by the Underwriter in this Agreement or arise out of or result from any other material breach of this Agreement by the Underwriter;

as limited by and in accordance with the provisions of Sections 7.2(b) and 7.2(c) hereof.

For purposes of this Section 7.2, Loss shall include, without limitation, all costs associated with or arising out of any failure of the Fund or any Designated Portfolio to comply with the qualification requirements specified in Article VI, including, without limitation, all costs associated with correcting or responding to any such failure.

7.2(b).  The Underwriter shall not be liable under this indemnification provision with respect to any Loss to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance or such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations and duties under this Agreement or to the Company or the Account, whichever is applicable.

7.2(c).  The Underwriter shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Underwriter in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Underwriter of any such claim shall not relieve the Underwriter from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the failure to notify results in the failure of actual notice to the Underwriter and the Underwriter is damaged solely as a result of failure to give such notice. In case any such action is brought against the Indemnified Party, the Underwriter will be entitled to participate, at its own expense, in the defense of such action. The Underwriter also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action and to settle the claim at its own expense; provided, however, that no such settlement shall, without the Indemnified Parties’ written consent, include any factual stipulation referring to the Indemnified Parties or their conduct. After notice from the Underwriter to such party of the Underwriter’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any

Exhibit (8)(A5)

additional counsel retained by it, and the Underwriter will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation, unless:

(i)	the Underwriter and the Indemnified Party will have mutually agreed to the retention of such counsel; or

(ii)

the named parties to any such proceeding (including any impleaded parties) include both the Underwriter and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Underwriter will not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there is a final judgment for the plaintiff, the Underwriter agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

7.2(d).     The Company agrees promptly to notify the Underwriter of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of the Account.

7.3        Indemnification By the Fund

7.3(a).    The Fund agrees to indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 7.3) against any and all losses, claims, expenses, damages, liabilities (including amounts paid in settlement with the written consent of the Fund) or litigation (including reasonable legal and other expenses) (for purposes of this Section 7.3, collectively a “Loss”) to which the Indemnified Parties may be required to pay or may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, expenses, damages, liabilities or expenses (or actions in respect thereof) or settlements, are related to the operations of the Fund and:

(i)

arise as a result of any material failure by the Fund to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the qualification requirements specified in Article VI of this Agreement); or

(ii)

arise out of or result from any material breach of any representation and/or warranty made by the Fund in this Agreement or arise out of or result from any other material breach of this Agreement by the Fund;

as limited by and in accordance with the provisions of Sections 7.3(b) and 7.3(c) hereof.

Exhibit (8)(A5)

For purposes of this Section 7.3, Loss shall include, without limitation, all costs associated with or arising out of any failure of the Fund or any Designated Portfolio to comply with the qualification requirements specified in Article VI, including, without limitation, all costs associated with correcting or responding to any such failure.

7.3(b).    The Fund shall not be liable under this indemnification provision with respect to any Loss to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations and duties under this Agreement or to the Company, the Fund, the Underwriter or the Account, whichever is applicable.

7.3(c).    The Fund shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Fund in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Fund of any such claim shall not relieve the Fund from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the failure to notify results in the failure of actual notice to the Fund and such Fund is damaged solely as a result of failure to give such notice. In case any such action is brought against the Indemnified Parties, the Fund will be entitled to participate, at its own expense, in the defense of such action. The Fund also shall be entitled to assume the expense thereof, with counsel satisfactory to the party named in the action and to settle the claim at its own expense; provided, however, that no such settlement shall, without the Indemnified Parties’ written consent, include any factual stipulation referring to the Indemnified Parties or their conduct. After notice from the Fund to such party of the Fund’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Fund will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation, unless:

(i)	the Fund and the Indemnified Party will have mutually agreed to the retention of such counsel; or

(ii)

the named parties to any such proceeding (including any impleaded parties) include both the Fund and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Fund will not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there is a final judgment for the plaintiff, the Fund agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

7.3(d).   The Company and the Underwriter agree promptly to notify the Fund of the commencement of any litigation or proceeding against it or any of its respective officers or directors in connection with the Agreement, the issuance or sale of the Contracts, the operation of the Account, or the sale or acquisition of shares of the Fund.

Exhibit (8)(A5)

ARTICLE VIII.  Applicable Law

8.1        This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York.

8.2        This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE IX.  Termination

9.1       This Agreement shall continue in full force and effect until the first to occur of:

(a)

termination by any party, for any reason with respect to some or all Designated Portfolios, by sixty (60) days advance written notice delivered to the other parties or, if later, upon receipt of any required exemptive relief or orders from the SEC, unless otherwise agreed in a separate written agreement among the parties; or

(b)

termination by the Company by written notice to the Fund and the Underwriter with respect to any Designated Portfolio based upon the Company’s determination that shares of the Fund are not reasonably available to meet the requirements of the Contracts; provided that such termination shall apply only to the Designated Portfolio not reasonably available; or

(c)

termination by the Company by written notice to the Fund and the Underwriter in the event any of the Designated Portfolio’s shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

(d)

termination by the Fund or Underwriter in the event that formal administrative proceedings are instituted against the Company by the FINRA, the SEC, the Insurance Commissioner or like official of any state or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Contracts, the operation of any Account, or the purchase of the Fund shares; provided, however, that the Fund or Underwriter determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement; or

Exhibit (8)(A5)

(e)

termination by the Company in the event that formal administrative proceedings are instituted against the Fund or Underwriter by the FINRA, the SEC, or any state securities or insurance department or any other regulatory body; provided, however, that the Company determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Fund or Underwriter to perform its obligations under this Agreement; or

(f)

termination by the Company by written notice to the Fund and the Underwriter with respect to any Designated Portfolio in the event that such Designated Portfolio ceases to qualify as a Regulated Investment Company under Subchapter M, or if the Company reasonably believes that such Designated Portfolio may fail to so qualify or comply; or

(g)

termination by the Fund or Underwriter by written notice to the Company in the event that the Contracts fail to meet the qualifications specified in Section 6.2 hereof; or if the Fund or Underwriter reasonably believes that such Contracts may fail to so qualify; or

(h)

termination by either the Fund or the Underwriter by written notice to the Company, if either one or both of the Fund or the Underwriter respectively, shall determine, in their sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(i)

termination by the Company by written notice to the Fund and the Underwriter, if the Company shall determine, in its sole judgment exercised in good faith, that the Fund, the Adviser, or the Underwriter has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(k)

termination by the Company upon any substitution of the shares of another investment company or series thereof for shares of a Designated Portfolio of the Fund in accordance with the terms of the Contract, provided that the Company has given at least 45 days prior written notice to the Fund of the date of substitution.

9.2       Notice Requirement.    No termination of this Agreement will be effective unless and until the party terminating this Agreement gives prior written notice to all other parties of its intent to terminate, which notice will set forth the basis for the termination.

9.3       Effect of Termination.    Notwithstanding any termination of this Agreement, the Fund and the Underwriter shall, at the option of the Company, continue to make available additional shares of the Fund pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”). Specifically, without limitation, the owners of the Existing Contracts will be permitted to reallocate investments in the Fund, redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts.

Exhibit (8)(A5)

9.4        The Company shall not redeem Fund shares attributable to the Contracts (as opposed to Fund shares attributable to the Company’s assets held in the Account) except (i) as necessary to implement Contract owner initiated or approved transactions, (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (hereinafter referred to as a “Legally Required Redemption”), or (iii) pursuant to the terms of a substitution order issued by the SEC pursuant to Section 26(c) of the 1940 Act or a no-action letter thereunder. Upon request, the Company will promptly furnish to the Fund and the Underwriter reasonable assurance that any redemption pursuant to clause (ii) above is a Legally Required Redemption. Furthermore, except in cases where permitted under the terms of the Contracts, the Company shall not prevent Contract owners from allocating payments to a Designated Portfolio that was otherwise available under the Contracts without first giving the Fund or the Underwriter 45 days notice of its intention to do so.

9.5        Notwithstanding any termination of this Agreement, each party’s obligation under Article VII to indemnify the other parties shall survive. In addition, with respect to Existing Contracts, all provisions of this Agreement also will survive and not be affected by any termination of this Agreement.

ARTICLE X.  Notices

Any notice shall be sufficiently given when sent by registered or certified mail (postage prepaid, return receipt requested) or by prepaid courier (return receipt requested) to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Fund:

Delaware Investments Family of Funds

One Commerce Square, 2005 Market Street

Philadelphia, PA 19103

If to the Company:

TIAA

8500 Andrew Carnegie Blvd

Charlotte, North Carolina 28262

Attention: Mike Kloss

If to Underwriter:

Delaware Distributors, L.P.

One Commerce Square, 2005 Market Street

Philadelphia, PA 19103

If to Adviser:

Delaware Management Company

One Commerce Square, 2005 Market Street

Philadelphia, PA 19103 - With a copy to General Counsel at the same address.

Exhibit (8)(A5)

ARTICLE XI. Miscellaneous

11.1        All persons dealing with the Fund must look solely to the property of the respective Designated Portfolio listed on Schedule A hereto as though such Designated Portfolio had separately contracted with the Company and the Underwriter for the enforcement of any claims against the Fund. The parties agree that neither the Board, officers, agents or shareholders assume any personal liability or responsibility for obligations entered into by or on behalf of the Fund.

11.2      Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as such information may come into the public domain. Notwithstanding anything to the contrary in this Agreement, in addition to and not in lieu of other provisions in this Agreement:

(a)

“Confidential Information” includes without limitation all information regarding the customers of the Company, the Fund, Underwriter or any of their subsidiaries, affiliates, or licensees, or the accounts, account numbers, names, addresses, social security numbers or any other personal identifier of such customers, or any information derived therefrom;

(b)

Neither the Company, the Fund, Adviser or Underwriter may disclose Confidential Information for any purpose other than to carry out the purpose for which Confidential Information was provided to the Company, the Fund, or Underwriter as set forth in this Agreement; and the Company, the Fund, and Underwriter agree to cause their employees, agents and representatives, or any other party to whom the Company, the Fund, or Underwriter may provide access to or disclose Confidential Information to limit the use and disclosure of Confidential Information to that purpose. The Company, the Fund and the Underwriter agree to maintain in confidence the other’s Confidential Information and limit access to said Confidential Information within their own organization to only those persons who need to know such Confidential Information. Each party will treat the Confidential Information of the others with at least the same degree of care they use to protect their own proprietary information, but no less than reasonable care under the circumstances;

(c)

The Company, the Fund, and Underwriter agree to implement appropriate measures designed to ensure the security and confidentiality of Confidential Information, to protect such Confidential Information against any anticipated threats or hazards to the security and integrity of such measures implemented to ensure the security and confidentiality of such Confidential Information, and to protect against unauthorized access to, or use of, Confidential Information that could result in substantial harm to any of the customers of the Company or any of its subsidiaries, affiliates or licensees or substantial harm to the Company, the

Exhibit (8)(A5)

Fund or to Underwriter; the Company, the Fund, and Underwriter further agree to cause all their respective agents, representatives or subcontractors, or any other party to whom they provide access to or disclose Confidential Information, to implement appropriate measures to meet the objectives set forth in this Section 11.2.

(d)

In the event the receiving party is required to disclose another party’s Confidential Information pursuant to a judicial or governmental order, such receiving party will promptly notify the disclosing party in writing in sufficient time to allow intervention in response to such an order.

(e)

No receiving party shall acquire any rights in or to the Confidential Information of another party, except the limited right to use the Confidential Information solely for the purposes set forth in this Agreement or as agreed upon in writing by the parties.

(f)

Each party hereto respectively agrees to be responsible for compliance with the terms of this Section 11.2 and acknowledges that a breach of any of the terms in this Section 11.2 by any of their employees, agents, affiliates or others acting on their behalf will be deemed a breach. Each party hereto shall notify the other party upon discovery of any unauthorized use or disclosure of such party’s Confidential Information or any other breach of this Section 11.2 and will cooperate in every reasonable way to help the other regain possession of its Confidential Information and prevent its further unauthorized use. Each party hereto acknowledges that a party, because of the nature of its Confidential Information, would suffer irreparable harm in the event of a material breach of the provisions of this Section 11.2 in that monetary damages would be inadequate to compensate for such a breach, and that in the event of any material breach or threatened material breach by a party of any such provisions, the non-breaching party shall be entitled, in addition to such other legal or equitable remedies which might be available, to seek preliminary or temporary injunctive relief in any court of competent jurisdiction against the threatened material breach or continuation of any such material breach without showing or proving any actual damages sustained by it. If the non-breaching party prevails against the breaching party in any action brought to enjoin a material breach or threatened breach of this Section 11.2, it shall be entitled to reasonable attorney’s fees and costs in connection with such legal proceeding.

(g)	Each party hereto agrees that the terms of this Section 11.2 shall survive the termination or cancellation of this Agreement.

11.3      The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

11.4      This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

Exhibit (8)(A5)

11.5      If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

11.6      Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the FINRA, and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Notwithstanding the generality of the foregoing, each party hereto further agrees to furnish the New York Department of Financial Services with any information or reports in connection with services provided under this Agreement which it may reasonably request in order to ascertain whether the variable contract operations of the Company are being conducted in a manner consistent with New York variable annuity laws and regulations and any other applicable law or regulations.

11.7      The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies, and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

11.8      This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto.

11.9      The schedules to this Agreement (each, a “Schedule,” collectively, the “Schedules”) form an integral part hereof and are incorporated herein by reference. The parties to this Agreement may agree in writing to amend the Schedules to this Agreement from time to time to reflect changes in or relating to the Contracts, the Account or the Designated Portfolios of the Fund or other applicable terms of this Agreement. References herein to any Schedule are to the Schedule then in effect, taking into account any amendments thereto.

11.10    Anti-Money Laundering Compliance. Each party to this Agreement acknowledges that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each party represents and warrants that it is in compliance and will continue to comply with the AML Acts and applicable rule thereunder (“AML Laws”). Each party hereby represents that it has adopted policies and procedures that are reasonably designed to comply with the AML Laws. Subject to the applicable provisions of the AML Laws regarding the sharing of information each party shall inform the other of any suspicious activities in a commercially reasonable and timely manner.

Exhibit (8)(A5)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

COMPANY:	TEACHERS INSURANCE AND ANNUITY
ASSOCIATION OF AMERICA

By its authorized officer

	By:	/s/ Hal Moody

	Title:	Senior Director

	Date:	9/29/2016

FUND:	DELAWARE INVESTMENTS FAMILY OF FUNDS

By its authorized officer

	By:	/s/ David F. Connor

	Title:	Senior Vice President/General Counsel

	Date:	9/19/2016

UNDERWRITER:	DELAWARE DISTRIBUTORS, L.P.

By its authorized officer

	By:	/s/ Brett Wright

	Title:	President

	Date:	9/19/2016

Exhibit (8)(A5)

ADVISER:	DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust

By its authorized officer

	By:	/s/ Susan Natalini

	Title:	Senior Vice President

	Date:	9/19/2016

SCHEDULE A

Name of Separate Account and Date Established by Board of Trustees	Contracts Funded by Separate Account
TIAA Separate Account VA-3 May 17, 2006	Access Annuities (for qualified pension and retirement plans)

DESIGNATED PORTFOLIOS

Fund Number	Registrant	Fund Name	Share Class	Type	CUSIP Number	NASDAQ Symbol
199	Delaware Group® Adviser Funds	Delaware Diversified Income	R6*	Fixed Income	245917612	DPZRX
200	Delaware Group® Global & International Funds	Delaware Emerging Markets	R6*	Equity	245914510	DEMZX
487	Delaware Group® Income Funds	Delaware Extended Duration Bond	R6*	Fixed Income	245908629	DEZRX
548	Delaware Pooled® Trust	Delaware REIT	R6*	Equity	246248454	DPRDX
488	Delaware Group® Equity Funds V	Delaware Small Cap Core	R6*	Equity	24610B826	DCZRX
489	Delaware Group® Equity Funds V	Delaware Small Cap Value	R6*	Equity	24610B818	DVZRX
500	Delaware Group® Equity Funds IV	Delaware Smid Cap Growth	R6*	Equity	24610A505	DFZRX
517	Delaware Group® Adviser Funds	Delaware U.S. Growth	R6*	Equity	245917596	DUZRX
518	Delaware Group® Equity Funds II	Delaware Value	R6*	Equity	24610C840	DDZRX

  *No fees will be paid to financial intermediary for any investments in Class R6 Shares.

SCHEDULE B

All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

A.    Agreement to Provide Shareholder Information.

The Company agrees to provide the Fund or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”) or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the Account and the amount and date of every purchase, redemption, transfer, and exchange of Shares held through the Account during the period covered by the request. Unless otherwise specifically requested by the Fund or its designee, the Company shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

B.    Form of and Period Covered by a Request.

The Fund agrees to provide to the Company a written request including the TIN, if known, or any other identifying factor that would provide assistance in determining the identity of the Shareholder(s). Requests to provide such information shall set forth the specific period for which transaction information is sought. Unless otherwise agreed to by the Company, any such request will not cover a period of more than 90 consecutive Business Days.

C.    Form and Timing of Response.

The Company agrees to provide promptly, but in any event not later than five (5) Business Days upon request by the Fund or its designee the requested information specified in Section A. If requested by the Fund or its designee, the Company agrees to use its best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section A is itself a financial intermediary (“indirect intermediary”) and, upon further request by the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Section A for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. The Company shall promptly inform the Fund or its designee whether it plans to provide such information or restrict trading. A response required by this paragraph must be in writing and in a mutually agreed upon format. To the extent practical, the format for any transaction information provided should be consistent with the NSCC Standardized Data Reporting Format.

D.    Agreement to Restrict Trading.

The Company agrees to execute written instructions from the Fund or its designee to restrict or prohibit further purchases or exchanges of Shares by a Shareholder who has been identified by the Fund or its designee as having engaged in violations of the Fund’s frequent trading policy. Instructions must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including the length of time such restriction shall remain in place. If the TIN, ITIN, GII or specific individual Contract owner number or participant account number associated with the Shareholder is not known, then the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through the Company.

The Company agrees to execute instructions to restrict trading as soon as reasonably practical, but not later than five (5) Business Days after receipt of such instructions.

The Company will provide written confirmation to the Fund or its designee that instructions from the Fund to restrict trading have been executed. The Company will provide such confirmation as soon as reasonably practical, but not later than ten (10) Business Days after instructions have been executed.

E.    Limitation on Use of Information.

The Fund agrees not to use the information received from the Company for marketing or any other similar purpose without prior written consent of the Company. The Fund agrees to keep any non-public information furnished by the Intermediary confidential consistent with the Fund’s then current privacy policy, except as necessary to comply with federal, state, or local laws, rules, or other applicable legal requirements, and to ensure compliance with the Fund’s compliance policies and procedures.

F.    Definitions.

The term “Fund” is any open-end mutual Fund and includes the Fund’s principal underwriter and transfer agent. The term does not include any “excepted Trusts” as defined in Rule 22c-2(b) under the 1940 Act.

The term “Shares” means the interest of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the Company.

The term “Shareholder” means the holder of interests in a Contract or a participant in an employee benefit plan with a beneficial interest in a Contract.

The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to the Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to the Fund as a result of “dollar cost averaging” programs, Company-approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in contract value pursuant to a Contract death benefit; (iv) step-ups in contract value pursuant to a Contract living benefit; (v) allocation of assets to the Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (vi) pre-arranged transfers at the conclusion of a required free look period.

The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of the Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of the Fund as a result of annuity payouts, loans, systematic withdrawal programs, Company-approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of the Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

The term “writing” includes electronic writing and facsimile transmissions.

SCHEDULE C

If a Fund determines that corrective action is necessary with respect to the Account or the Contracts as a result of an error in the computation of the net asset value of its shares, dividend or capital gain errors (“Price Error”), Underwriter will notify Company of the Price Error as soon as practicable after discovering the need for any adjustments. The materiality of an incorrect price will be determined with reference to applicable SEC guidance, however, Underwriter reserves the right to follow its own guidelines. Underwriter may provide notice of a Price Error via facsimile or via direct or indirect systems access and shall state the incorrect price, the correct price and, to the extent communicated to the Fund’s other shareholders, the reason for the price change. Underwriter will also communicate to Company the amount and nature of any changes to Underwriter’s records with respect to an Account made in order to correct a Price Error. The Company shall adjust all Contract owners’ accounts affected by the Price Error and such loss incurred by those Contract owners owed additional shares shall be offset by the gain in Contract owners’ accounts who received excess shares. Upon receipt of reasonable documentation verifying such losses, Underwriter shall reimburse the Account with the appropriate number of additional shares. In the event of an overpayment to a Contract owner as a result of any error, Company will make a good faith attempt to the extent practicable and permitted by law to collect such overpayment on behalf of, and return such overpayment to, Underwriter, provided that Company is not responsible for any losses to the Fund resulting from such overpayments.

In no event, however, will the Fund be liable for material errors in calculating or reporting net asset values where such errors are the result of information supplied by the Company or persons under its control.

In the event the Company has to reprocess accounts due solely to an incorrect NAV submitted to Company by a Fund, the Parties shall discuss in good faith whether Underwriter will reimburse Company for its actual direct expenses incurred in reprocessing.